EXHIBIT 10(iii)(A)(57)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below this award (the "Award") of shares of the Company's common stock (the "Shares"), which are restricted. The terms and conditions of the Award are set forth in this Award Agreement (this "Agreement") and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A.

Date of Award	[DATE]	Participant's Name [NAME]
Number of Shares	[X]
Restrictions
Subject to the terms and conditions of this Agreement and the Plan, including the restrictions set forth in Section 6(d) of the Plan, the Participant shall be the owner of record of the Shares granted under this Award and shall have all rights of a shareholder of the Company.

Lapse of Restrictions
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the restrictions on the above-mentioned Shares shall lapse on the [ ] anniversary of the Date of Award.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided otherwise in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute this Agreement and Exhibit B by clicking “Accept” below.
By clicking “Accept” below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Kenneth Lareau
Vice President, Global Compensation

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan and govern the Restricted Stock Award:

Section 83(b) Election
Ordinarily, restricted Shares are not subject to U.S. federal income or employment taxes until the restrictions are lifted. However, the Participant may make an election (a "Section 83(b) election") to be taxed (for U.S. federal income and employment tax purposes) on the fair market value of the Shares when the Restricted Stock Award is granted. To make a Section 83(b) election, the Participant must (i) file the Section 83(b) election with the IRS and the Company within 30 days after the date of the Restricted Stock Award set forth on the cover page and (ii) attach a copy of the Section 83(b) election to his or her tax return.
Please consult your tax adviser for more information about the consequences of making a Section 83(b) election.

Dividends
Any dividends or distributions that are paid with respect to the Shares granted under this Restricted Stock Award (regardless of whether such dividends are paid in cash or Shares) shall be subject to the same risk of forfeiture (and restrictions, if the dividends are paid in Shares) as applies to the Shares granted under this Award.

Tax Withholding
As set forth in the Plan, the Company may be required to withhold income and employment taxes when the restrictions on the Shares lapse or when the Participant makes a Section 83(b) election. The Company will withhold the necessary number of shares to pay such taxes, unless the Participant indicates via the Company's stock plan administrator, currently UBS Financial Services, no later than two (2) business days prior to the date the restrictions lapse, that he/she will pay the taxes in another manner. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its Subsidiaries or Affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.

Change of Control
This Award shall not vest or become immediately payable merely upon the occurrence of a Change of Control. However, the following provisions shall apply if a Change of Control occurs before the Vesting Date:
(i) If as a result of the Change of Control the Company ceases to exist or the Company’s Shares are no longer traded on the New York Stock Exchange or any other, the Number of Shares awarded under this Award, and any unpaid dividend equivalents payable in Shares, shall be converted into a cash amount equal to the fair market value of the corresponding number of Shares, based on the closing price of the Company Shares on the last day the Company Shares are traded on the New York Stock Exchange prior to the Change in Control. Such cash amount shall continue to be subject to the same risk of forfeiture and vesting conditions as applied prior to the conversion, and shall be payable during the calendar year prescribed by Section 6(f) of the Plan for settlement of Restricted Stock Units (no later than last day of the “applicable 2½-month period” as defined in Treas. Reg. § 1.409A-1(b)(4)(i)(A)), except as otherwise provided in paragraph (ii), below.
(iii) If prior to the Vesting Date and within 24 months after the Change of Control, the Participant has a Termination of Employment either (1) by the Company (including its successor) or the Participant’s employer without Cause or (2) if the Participant has “good reason” rights under the Company’s Executive Severance Plan or an employment agreement, by the Participant for “good reason” (as defined in the applicable plan or agreement), then (A) this Award shall become immediately vested and payable to the Participant, and (B) the payment date shall occur within 30 days after the Participant’s Termination of Employment subject to the six-month delay rule set forth in Section 12(m)(2) of the Plan).

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Notwithstanding any other provision of the Plan or this Agreement, Participant hereby acknowledges and agrees the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” shall include: (i) any activity that would enable the Company (or any Employer of the Participant) to terminate the Participant’s employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company (or any Subsidiary or Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Subsidiary or Affiliate); (iii) a failure to be in compliance with the incentive award related objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture that occurs after a Change of Control.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors or administrators.

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant's Acknowledgement and Agreement
By accepting the grant of the Restricted Stock Award, the Participant acknowledges that the Participant has read the Agreement, the Plan and the non-solicitation and non-service agreement and the Participant specifically accepts and agrees to the provisions therein.